Exhibit 99.2

Management’s Discussion and Analysis of Financial Condition and Results of Operations

All statements contained in this section that are not historical facts are based on current expectations. Words such as “believes”, “expects”, “anticipate”, “intends”, “plans” and “estimates” and variations of such words and similar words also identify forward-looking statements. Our actual results may differ materially. We caution you not to place undue reliance on any such forward-looking statements. We assume no obligation to update any forward-looking statements as a result of new information, subsequent events or any other circumstances.

General

As of December 31, 2005, we owned interests in 47 hotels in the eastern United States including 16 hotels owned through joint ventures. For purposes of the REIT qualification rules, we cannot directly operate any of our hotels. Instead, we must lease our hotels. In 2001, the REIT rules were modified, allowing a hotel REIT to lease its hotels to a taxable REIT subsidiary, or TRS, provided that the TRS engages an eligible independent contractor to manage the hotels. Accordingly, as of December 31, 2005, we have leased all 47 of our hotels to a wholly-owned TRS, a joint venture owned TRS, or a corporate entity owned by our wholly-owned TRS. Each of these TRS entities will pay qualifying rent, and the TRS entities have entered into management contracts with qualified independent managers, including HHMLP, with respect to our hotels. We intend to lease all newly acquired hotels to a TRS. As of December 31, 2005, we also owned interests in sixteen hotels through joint ventures, and those hotels are leased to TRSs that are wholly owned by those joint ventures. The hotels owned by the joint ventures are managed by various management companies pursuant to the terms of certain management agreements.

As all of our hotels have been leased to our TRS or a joint venture TRS, which enables us to participate more directly in the operating performance of our hotels. Rather than receiving base and percentage lease payments from HHMLP, which funded its own hotel operating expenses, the TRS directly receives all revenue from, and funds all expenses relating to, hotel operations. The TRS is also be subject to income tax on its earnings.

The following table outlines operating results for the Company's full portfolio, including all wholly owned hotels and those owned through a joint venture interest, for the years ended December 31, 2005, 2004 and 2003.

	Year Ended 12/31/05	Year Ended 12/31/04	2005 vs. 2004 Percent Increase	Year Ended 12/31/03	2004 vs. 2003 Percent Increase
Rooms Available	1,457,885	982,507	48.38%	627,954	56.46%
Rooms Occupied	1,039,771	660,312	57.47%	406,896	62.28%
Occupancy	71.32%	67.21%	6.12%	64.80%	3.72%
ADR	$106.18	$97.62	8.76%	$85.52	14.15%
RevPAR	$75.73	$65.61	15.42%	$55.41	18.41%
Room Revenue	$110,402,840	$64,462,122	71.27%	$34,797,796	85.24%
Total Revenue	$127,195,075	$72,075,605	76.47%	$38,427,682	87.56%

The increase in revenue per available room (“RevPAR”) during the years ended December 31, 2005, and 2004, was due primarily to a rebounding economy; the Company’s broadened strategic portfolio focus on stronger central business districts and primary suburban office parks; the size of the recent acquisitions as a percentage of the portfolio; franchise affiliations with stronger brands, such as Hilton Garden Inn, Residence Inn and Four Points by Sheraton; and a strong focus on improving the average daily rate (“ADR”). The increase in both rooms and total revenue can be attributed primarily to the hotels acquired during the respective periods.

Comparison of the year ended December 31, 2005 to December 31, 2004 (in thousands, except per share data)

Revenue

Our total revenues for the year ended December 31, 2005, consisted substantially of hotel operating revenues for hotels leased to our wholly owned TRS, 44 New England. Our total revenues were approximately $75,212, an increase of $31,550 or 72.26% compared to total revenues of $43,662 for the year ended December 31, 2004. The increase in revenue is primarily attributable to the acquisition of new hotels since the period ended December 31, 2004, an increase in same store revenues and the direct recording of hotel operating revenues for hotels leased to our TRS. Under the TRS structure, we recognize gross hotel operating revenues and gross hotel operating expenses for hotels leased to 44 New England. Under the percentage lease structure, we recorded only lease revenues pursuant to the terms of the percentage leases that were calculated as a percentage of a hotel’s revenues per the lease agreements.

Hotel operating revenues increased by approximately $32,742 as hotels previously leased to HHMLP through percentage leases were converted to a TRS structure and were subsequently leased to our TRS, 44 New England. During the first three months ended March 31, 2004, eight of our hotels were leased to HHMLP through percentage leases and 14 hotels were leased to our TRS. As of April 1, 2004, all of our owned hotels were leased to our TRS, and all of our hotels owned in a joint venture were leased to a TRS owned by the joint venture. Accordingly there was no lease revenue from the percentage leases in 2005. Lease revenues from the percentage leases were $1,192 in 2004. Additionally, since December 31, 2004, the Company has acquired eight hotels and a joint venture interest in twelve additional hotels. Revenue for all eight purchases and two consolidated joint ventures was recorded from the date of acquisition as Hotel Operating Revenues. The other joint ventures were accounted for utilizing the equity method of accounting and our portion of the net income from our joint ventures using the equity method is recorded as “Income from Unconsolidated Joint Venture Investments” in our Statement of Operations.

Interest income and other revenue increased to approximately $5,062 in 2005, from $2,608 in 2004. The Company recorded interest revenue of $4,183 on its secured development lines for five hotels in 2005 compared to $2,191 in 2004. Additionally, the Company earned interest on short term investments and escrow accounts of $359 in 2005. Other revenue totaling $520 primarily related to asset management fees received from Mystic Partners, LLC and the Hampton Inn, (Manhattan) Chelsea, NY, as well as, loan commitment fees on our secured lending.

Expenses

Total operating expenses increased $25,668, or 65.11%, to approximately $65,089 for the year ended December 31, 2005, from $39,421 for the year ended December 31, 2004.

Hotel operating expenses increased to approximately $46,082 in 2005, from $26,890 in 2004, due to the direct recognition of hotel operating expenses for hotels leased to 44 New England. Under the TRS structure we recognize gross hotel operating revenues and gross hotel operating expenses for hotels leased to 44 New England. In addition, we recorded expenses for the eight acquisitions and two consolidated joint ventures in 2005 from the dates of acquisition.

Depreciation and amortization increased from approximately $5,964 in 2004, to $9,548 in 2005, an increase of $3,584, due to additional depreciation expense incurred related to property acquisitions.

Interest expense increased approximately $7,999 from $5,151 in 2004, to $13,150 in 2005. The increase is related to an increase of $158,385 in mortgages and notes payable from $97,761 as of December 31, 2004 to $256,146 as December 31, 2005. These additional financings related to the property acquisitions.

Real estate and personal property taxes and insurance increased by approximately $1,216 from $2,851 in 2004, to $4,067 in 2005. The increase is primarily related to additional property taxes incurred at our hotels acquired since December 31, 2004.

General and administrative expense increased by approximately $1,822 from $3,150 in 2004, to $4,972 in 2005. General and administrative expenses increased due to an increase in employee head count and increased audit and legal expenses incurred during the period and costs associated with compliance work related to the Sarbanes-Oxley Act.

Net Income

Net income available to common shareholders for the year ended December 31, 2005, was approximately $1,377, compared to 2004 net income of $2,049. As mentioned above, we converted a majority of our hotels to a TRS structure, in which we recognize both gross hotel operating revenues and gross hotel operating expenses. Excluding unconsolidated joint ventures, we own or have a consolidated joint venture interest in 34 hotels that are leased to a wholly-owned TRS.

In August of 2005, the Company issued 2.4 million 8% Series A cumulative preferred shares. As a result, net income available to common shareholders was decreased by $1,920 due to dividend payments to preferred shareholders. On April 16, 2004, CNL converted all of its Series A Preferred Units into common stock and sold these shares in a secondary offering. Net income available for common shareholders was positively impacted in 2005 due to the fact that there were no distributions paid on the Series A Preferred Units after this conversion.

Net income was negatively impacted by a decrease in income from unconsolidated joint venture investments of $24 from $481 in 2004 to $457 in 2005. Income allocated to minority interest during the period decreased as a result of the losses from consolidated joint ventures allocated to our joint venture partners. Income allocated to minority interest during the period also decreased due to the September 2004 common share offerings and contribution of the proceeds to our operating partnership. Net income was positively impacted in 2005 by a gain of $1,161 on the sale of two hotel properties. However, income from discontinued operations decreased from $579 in 2004 to a loss of $318. Net income was negatively impacted by start up costs at hotels that were recently acquired and are still in the ramp up or stabilization phase.

Comparison of year ended December 31, 2004 to year ended December 31, 2003 (in thousands, except per share data)

Revenue

Our total revenues for the year ended December 31, 2004, consisted substantially of hotel operating revenues for hotels leased to our wholly owned TRS, 44 New England, and percentage lease revenue recognized pursuant to percentage leases with HHMLP. Our total revenues were approximately $43,662, an increase of $31,887 or 270.80% compared to total revenues of $11,775 for the year ended December 31, 2003. The increase in revenue is primarily attributable to the acquisition of new hotels since the period ended December 31, 2003, and the direct recording of hotel operating revenues for hotels leased to our TRS. Under the TRS structure, we recognize gross hotel operating revenues and gross hotel operating expenses for hotels leased to 44 New England. Under the percentage lease structure, we recorded only lease revenues pursuant to the terms of the percentage leases that were calculated as a percentage of a hotel’s revenues per the lease agreements.

Hotel operating revenues increased by approximately $40,839 as hotels previously leased to HHMLP through percentage leases were converted to a TRS structure and were subsequently leased to our TRS, 44 New England. During the first three months ended March 31, 2004, eight of our hotels were leased to HHMLP through percentage leases and 14 hotels were leased to our TRS. As of April 1, 2004, all of our owned hotels were leased to our TRS, and all of our hotels owned in a joint venture were leased to a TRS owned by the joint venture.

Additionally, during 2004, the Company has acquired five hotels and a joint venture interest in two additional hotels. Revenue for all five purchases and one consolidated joint venture was recorded from the date of acquisition as Hotel Operating Revenues. The other joint venture was accounted for utilizing the equity method of accounting and our portion of the net income from three of our joint ventures using the equity method is recorded as “Income from Unconsolidated Joint Venture Investments” in our Statement of Operations.

Lease revenues from the percentage leases decreased from approximately $10,144 in 2003, to $1,192 in 2004. This decrease is due to the expiration of six percentage leases on January 31, 2004, and the transfer of all of our leases to a TRS structure as of April 1, 2004, as mentioned above.

Interest income and other revenue increased to approximately $2,608 in 2004, from $809 in 2003. The Company recorded interest revenue of $2,191 on its secured and unsecured development lines for six hotels and a loan to HT/CNL Metro Hotels, LP during the year ended December 31, 2004. The loan to HT/CNL Metro Hotels, LP was fully repaid in July 2004. Additionally, the Company earned interest on short term investments and escrow accounts of $241 in 2004. Other revenue primarily related to asset management fees received for the Hampton Inn, (Manhattan) Chelsea, NY and loan commitment fees on our secured lending totaling $176.

Expenses

Total operating expenses increased 413.16%, to approximately $39,421 for the year ended December 31, 2004, from $7,682 for the year ended December 31, 2003.

Hotel operating expenses increased to approximately $26,890 in 2004, from $1,242 in 2003, due to the direct recognition of hotel operating expenses for hotels leased to 44 New England. Under the TRS structure we recognize gross hotel operating revenues and gross hotel operating expenses for hotels leased to 44 New England. In addition, we recorded expenses for five acquisitions and one joint venture from the dates of acquisition.

Depreciation and amortization increased from approximately $3,315 in 2003, to $5,964 in 2004, an increase of $2,649, due to additional depreciation expense incurred related to property acquisitions.

Interest expense increased approximately $1,857 from $3,294 in 2003, to $5,151 in 2004. The increase is related to additional financings related to the property acquisitions.

Real estate and personal property taxes and insurance increased by approximately $1,830 from $1,021 in 2003, to $2,851 in 2004. The increase is primarily related to additional property taxes incurred at our hotels acquired in 2004.

General and administrative expense increased by approximately $2,519 from $631 in 2003, to $3,150 in 2004. The increase is related to the establishment of a formal management compensation plan in 2004. In prior periods, HHMLP was responsible for a majority of the compensation expense related to our employees. General and administrative expenses also increased due to increased audit and legal expenses incurred during the period and costs associated with compliance work related to the Sarbanes-Oxley Act.

The Company assumed land leases on the Hilton Garden Inn, Edison, NJ in conjunction with the acquisition of these assets and has realized an increase of land lease expense by approximately $454 during the year ended December 31, 2004.

Net Income

Net income for the year ended December 31, 2004, was approximately $2,049, compared to 2003 net income of $785. As mentioned above, we converted a majority of our hotels to a TRS structure, in which we recognize both gross hotel operating revenues and gross hotel operating expenses. Excluding unconsolidated joint ventures, we own or have a consolidated joint venture interest in 26 hotels that are leased to a wholly-owned TRS.

On April 16, 2004, CNL converted all of its Series A Preferred Units into common stock and sold these shares in a secondary offering. Net income was positively impacted due to the fact that there were no distributions paid on the Series A Preferred Units after this conversion.

Net income was positively impacted by income from unconsolidated joint venture investments of $481 and the reduction in income allocated to minority interest during the period as a result of the October 2003 and September 2004 common share offerings and contribution of the proceeds to our operating partnership. Net income was negatively impacted by start up costs at hotels that were recently acquired and are still in the ramp up or stabilization phase.

Liquidity and Capital Resources (in thousands, except per share data)

We expect to meet our short-term liquidity requirements generally through net cash provided by operations, existing cash balances and, if necessary, short-term borrowings under our lines of credit. We believe that the net cash provided by operations will be adequate to fund the Company’s operating requirements, debt service and the payment of dividends in accordance with REIT requirements of the federal income tax laws. We expect to meet our long-term liquidity requirements, such as scheduled debt maturities and property acquisitions, through long-term secured and unsecured borrowings, the issuance of additional equity securities or, in connection with acquisitions of hotel properties, the issuance of units of operating partnership interest in our operating partnership subsidiary.

Our cash and cash equivalents balance of $8,780 at December 31, 2005, was primarily due to the proceeds from repayment of development loan receivables and net cash provided by operations.

On August 5, 2005, the Company completed a public offering of 2,400,000 of its 8.00% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest, liquidation preference $25.00 per share. Net proceeds of the offering, less expenses and underwriters commissions, were approximately $57,750. Proceeds from the offering were used to finance the acquisition of the Company’s interests in Mystic Partners, LLC and SB Partners, LLC. The remaining net proceeds have been principally allocated to fund secured development loans and for general corporate purposes.

In the second quarter of 2005, the Company issued two junior subordinated notes payable in the aggregate amount of $51,548 to statutory trusts entities pursuant to indenture agreements. The $25,774 note issued to Hersha Statutory Trust I will mature on June 30, 2035, but may be redeemed at our option, in whole or in part, beginning on June 30, 2010 in accordance with the provisions of the indenture agreement. The $25,774 note issued to Hersha Statutory Trust II will mature on July 30, 2035, but may be redeemed at our option, in whole or in part, beginning on July 30, 2010 in accordance with the provisions of the indenture agreement. The note issued to Hersha Statutory Trust I bears interest at a fixed rate of 7.34% per annum through June 30, 2010, and the note issued to Hersha Statutory Trust II bears interest at a fixed rate of 7.173% per annum through July 30, 2010. Subsequent to June 30, 2010 for notes issued to Hersha Statutory Trust I and July 30, 2010 for notes issued to Hersha Statutory Trust II, holders the notes bear interest at a variable rate of LIBOR plus 3.0% pre annum. Interest expense on trust notes in amount of $2,313 was recorded during the year ended December 31, 2005.

On September 24, 2004, we completed a public offering of 3,500,000 common shares at $9.37 per share. On September 30, 2004, the underwriter exercised its over-allotment option on these shares, and we issued an additional 400,000 common shares at $9.37 per share. Proceeds to the Company, net of underwriting discounts and commissions and expenses, were approximately $36,317. Immediately upon closing the offering, the Company contributed all of the net proceeds of the offering to the Partnership in exchange for additional Partnership interests. Of the net offering proceeds, approximately $5,000 was used to repay indebtedness. The remaining net proceeds have been principally allocated to fund secured development loans, acquisitions and for general corporate purposes.

On April 28, 2006, we completed a public offering of 6,520,000 common shares at $9.00 per share. On May 9, 2006, the underwriter exercised its over-allotment option with respect to that offering, and we issued an additional 977,500 common shares at $9.00 per share. Proceeds to us, net of underwriting discounts and commissions and expenses, were approximately $63,400. Immediately upon closing the offering, we contributed all of the net proceeds of the offering to the Partnership in exchange for additional Partnership interests. Of the net offering proceeds, approximately $30,000 was used to repay indebtedness and approximately $19,500 was used to fund property acquisitions.

On September 19, 2006, we completed a public offering of 3,775,000 common shares at $9.75 per share. On September 28, 2006, the underwriter exercised its over-allotment option with respect to that offering, and we issued an additional 566,250 common shares at $9.75 per share. Proceeds to us, net of underwriting discounts and commissions and expenses, were approximately $39,960. Immediately upon closing the offering, we contributed all of the net proceeds of the offering to the Partnership in exchange for additional Partnership interests. The net offering proceeds were used to repay indebtedness.

As of December 31, 2005, we had a $35,000 line of credit with Sovereign Bank. We may use the line of credit to fund future acquisitions and for working capital. Outstanding borrowings under the line of credit bear interest at the bank’s prime rate and are collateralized by certain of our properties. In the future, we may seek to increase the amount of the line of credit, negotiate additional credit facilities or issue corporate debt instruments. Any debt incurred or issued by us may be secured or unsecured, long-term or short-term, fixed or variable interest rate and may be subject to such other terms as we deem prudent. As of December 31, 2005, the interest rate on the line of credit was 7.25% and there were no amounts outstanding.

On January 17, 2006, we entered into a Revolving Credit Loan and Security Agreement (the “Credit Agreement”) with Commerce Bank, N.A. (the “Bank”), replacing the $35,000 line of credit with Sovereign Bank. The Credit Agreement provides for a revolving line of credit (the “Line of Credit”) in the principal amount of $60,000, including a sub-limit of $15,000 for irrevocable stand-by letters of credit. The Credit Agreement provides that $10,000 of the Line of Credit shall be made available for a period of not greater than ninety days on an unsecured basis and $50,000 of the Line of Credit shall be made available for a period of not greater than eighteen months on a secured basis, provided that the aggregate principal balance of the line of credit shall not exceed at any time the lesser of (i) 67% of the appraised value of certain hotel properties pledged to the Bank as collateral or (ii) an amount that would cause us to exceed a minimum debt service coverage ratio of 1.35 to 1.00 as set forth in the Credit Agreement.

The Credit Agreement includes certain financial covenants and requires that Hersha maintain (1) a minimum tangible net worth of $110,000; (2) a maximum of accounts and other receivables from affiliates of $75,000; and (3) certain financial ratios, including:

•	a debt service coverage ratio of 1.35 to 1.00;

•	a total funded liabilities to gross asset value ratio of .67 to 1.00; and

•	a EBITDA to debt service ratio of 1.40 to 1.00.

The Line of Credit expires on December 31, 2008, and, provided no event of default occurs, and remains uncured, the Bank may renew the line of credit for an additional period of one year. At our option, the interest rate on the line of credit is either (1) the Wall Street Journal variable prime rate minus one-half of one percent (0.50%) per annum or (2) LIBOR available for the periods of 1, 2, 3, or 6 months plus two and one quarter percent (2.25%) per annum. The Line of Credit is collateralized by (i) a first lien-security interest in certain existing and future assets of HHLP, (ii) title-insured, first-line mortgages on the Holiday Inn Express, Harrisburg, PA, the Mainstay Suites and Sleep Inn, King of Prussia, PA, the Fairfield Inn, Laurel, MD, and a hotel property to be determined, and (iii) collateral assignment of all hotel management contracts from which HHLP or its affiliates derive revenues.

The proceeds of the Line of Credit shall be used for working capital and general corporate purposes, including payment of distributions or dividends and the future purchase of additional hotels.

On July 28, 2006, we amended our Commerce Line of Credit to increase the maximum borrowing amount from $60,000 to $85,000 (in certain conditions to $100,000) and modified the interest rate terms to the option of either the bank’s prime rate of interest minus 0.75% or LIBOR available for the periods of 1,2,3, or 6 months plus 2.00%. Provisions of the amended line of credit allow for an increase of the principal amount of borrowings made available under the line of credit to a maximum aggregate amount of $100,000, depending upon certain conditions described in the agreement.

We have a debt policy that limits our consolidated indebtedness to less than 67% of the fair market value for the hotels in which we have invested. However, our organizational documents do not limit the amount of indebtedness that we may incur and our Board of Trustees may modify our debt policy at any time without shareholder approval. We intend to repay indebtedness incurred under the line of credit from time to time, for acquisitions or otherwise, out of cash flow and from the proceeds of issuances of additional common shares and other securities.

We intend to invest in additional hotels only as suitable opportunities arise and adequate sources of financing are available. Our bylaws require the approval of a majority of our Board of Trustees, including a majority of the independent trustees, to acquire any additional hotel in which one of our trustees or officers, or any of their affiliates, has an interest (other than solely as a result of his status as our trustee, officer or shareholder). We expect that future investments in hotels will depend on and will be financed by, in whole or in part, our existing cash, the proceeds from additional issuances of common shares, issuances of operating partnership units or other securities or borrowings. We currently have no agreement or understanding to acquire any hotel, and there can be no assurance that we will acquire any additional hotels that meet our investment criteria.

We make available to the TRS of our hotels 4% (6% for full service properties) of gross revenues per quarter, on a cumulative basis, for periodic replacement or refurbishment of furniture, fixtures and equipment at each of our hotels. We believe that a 4% (6% for full service hotels) reserve is a prudent estimate for future capital expenditure requirements. We intend to spend amounts in excess of the obligated amounts if necessary to comply with the reasonable requirements of any franchise license under which any of our hotels operate and otherwise to the extent we deem such expenditures to be in our best interests. We are also obligated to fund the cost of certain capital improvements to our hotels. We may use undistributed cash or borrowings under credit facilities to pay for the cost of capital improvements and any furniture, fixture and equipment requirements in excess of the set aside referenced above.

Cash Flow Analysis

Comparison of year ended December 31, 2005 to year ended December 31, 2004

Net cash provided by operating activities for the year ended December 31, 2005, and 2004, was $15,413 and $12,148, respectively. The increase in net cash provided by operating activities was primarily the result of an increase in income before depreciation and amortization, distributions from unconsolidated joint ventures, and increases in due to related parties and accounts payable and accrued expenses. This was offset by an increase in escrow and lease deposits and other assets.

Net cash used in investing activities for the year ended December 31, 2005 and 2004 increased $112,858, from $78,378 in the year ended December 31, 2004 compared to $191,236 for the year ended December 31, 2005. Net cash used for the purchase of hotel properties increased $83,543 in 2005 over 2004 and advances and capital contributions for unconsolidated joint ventures increased $42,692 in 2005 over 2004. Also in 2005, $8,250 was on deposit for hotel properties that were acquired in the first quarter of 2006. We increased our capital expenditures from $2,494 in 2004 to $2,958 in 2005. The increases in these expenditures in 2005 were offset by a decrease in cash used to invest in development loans to related parties, net of repayments of $30,725 in 2005 as certain loans funded in the prior year were repaid. The uses of cash in 2005 were also offset by cash provided by the disposition of hotel assets held for sale of $6,288 received during 2005.

Net cash provided by financing activities for the year ended December 31, 2005 was $163,989 compared to cash provided by financing activities of $46,137 for the year ended December 31, 2005. This was, in part, the result of cash proceeds of $51,548 from the issuance of junior subordinated notes and cash proceeds of $57,750 from the issuance of 8.0% Series A Preferred Shares were received during the year ended December 31, 2005. Dividends of $947 were paid on the preferred shares. During the same period in 2004, proceeds of $38,279 were received from the sale of common stock and the Company used $8,951 in cash to redeem common partnership units.

Comparison of year ended December 31, 2004 to year ended December 31, 2003

Net cash provided by operating activities for the year ended December 31, 2004, and 2003, was $12,148 and $5,193, respectively. The increase in net cash provided by operating activities was primarily the result of an increase in net income, a decrease in income allocated to minority interest, a decrease in lease payments receivable - related party and an increase in accounts payable and accrued expenses.

Net cash used in investing activities for the year ended December 31, 2004, and 2003 was $78,378 and $58,370, respectively. The increase in net cash used in investing activities was primarily the result of (a) $51,516 related to the purchase of the Residence Inn, Framingham, MA; Comfort Inn, Frederick, MD; Residence Inn, Greenbelt, MD; Hilton Garden Inn, Gettysburg, PA, (b) $2,494 to fund capital improvements in our hotels, (c) $5,012 utilized for joint venture investments in the Four Points by Sheraton, Revere, MA and the Courtyard by Marriott, Ewing, NJ and certain capital improvements at our existing joint venture properties, (d) $13,939 utilized to fund a development loan to Metro Ten Hotels, LLC, and (e) $20,550 of development loans to related parties. This was partially offset by $15,133 received from HT/CNL Metro Hotels, LP related to the repayment of indebtedness.

Net cash provided by financing activities for the year ended December 31, 2004 and 2003 was $46,137 and $93,744, respectively. The increase in net cash provided by financing activities for the years ended December 31, 2004 and 2003 was primarily the result of $38,279 and $77,262 respectively, of proceeds related to the issuance of common shares and $37,375 and $29,907, respectively, of proceeds from mortgages payable.

Funds From Operations

The National Association of Real Estate Investment Trusts (“NAREIT”) developed Funds from Operations (“FFO”) as a non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. We calculate FFO applicable to common shares and Partnership units in accordance with the April 2002 National Policy Bulletin of NAREIT, which we refer to as the White Paper. The White Paper defines FFO as net income (loss) (computed in accordance with GAAP) excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated assets, plus certain non-cash items, such as depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Our interpretation of the NAREIT definition is that minority interest in net income (loss) should be added back to (deducted from) net income (loss) as part of reconciling net income (loss) to FFO. Our FFO computation may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we do.

The GAAP measure that we believe to be most directly comparable to FFO, net income (loss) applicable to common shares, includes depreciation and amortization expenses, gains or losses on property sales, minority interest and preferred dividends. In computing FFO, we eliminate these items because, in our view, they are not indicative of the results from our property operations.

FFO does not represent cash flows from operating activities in accordance with GAAP and should not be considered an alternative to net income as an indication of Hersha’s performance or to cash flow as a measure of liquidity or ability to make distributions. We consider FFO to be a meaningful, additional measure of operating performance because it excludes the effects of the assumption that the value of real estate assets diminishes predictably over time, and because it is widely used by industry analysts as a performance measure. We show both FFO from consolidated hotel operations and FFO from unconsolidated joint ventures because we believe it is meaningful for the investor to understand the relative contributions from our consolidated and unconsolidated hotels. The display of both FFO from consolidated hotels and FFO from unconsolidated joint ventures allows for a detailed analysis of the operating performance of our hotel portfolio by management and investors. We present FFO applicable to common shares and Partnership units because our Partnership units are redeemable for common shares. We believe it is meaningful for the investor to understand FFO applicable to all common shares and Partnership units.

The following table reconciles FFO for the periods presented to the most directly comparable GAAP measure, net income, for the same periods.

(in thousands, except per share data)

	For the Year Ended December 31,
	2005	2004	2003	2002	2001

Net income applicable to common shares	$1,377	$2,049	$785	$1,292	$834
Income allocated to minority interest	38	210	148	2,211	1,818
Income (loss) of discontinued operations allocated to minority interest	(45)	138	673	1,027	909
(Income) from unconsolidated joint ventures	(457)	(481)	24	-	-
(Gain) on sale of assets	(1,161)	-	-	(449)	-
Depreciation and amortization	10,754	7,529	4,790	4,212	4,437
FFO related to the minority interests in consolidated joint ventures (1)	(125)	(284)	-	-	-
Funds from consolidated hotel operations applicable to common shares and Partnership units	10,381	9,161	6,420	8,293	7,998

Income from Unconsolidated Joint Ventures	457	481	(24)	-	-
Depreciation and amortization of purchase price in excess of historical cost (2)	651	-	-	-	-
Interest in depreciation and amortization of unconsolidated joint ventures (3)	1,985	835	137	-	-
Funds from unconsolidated joint ventures operations applicable to common shares and Partnership units	3,093	1,316	113	-	-

Funds from operations applicable to common shares and Partnership units	$13,474	$10,477	$6,533	$8,293	$7,998

Weighted Average Common Shares and Units Outstanding
Basic	23,127,836	19,234,242	8,414,039	7,619,543	7,368,220
Diluted	23,169,463	19,234,242	8,414,039	7,619,543	7,368,220

(1)	Adjustment made to deduct FFO related to the minority interest in our consolidated joint ventures. Represents the portion of net income and depreciation allocated to our joint venture partners.

(2)	Adjustment made to add depreciation of purchase price in excess of historical cost of the assets in the unconsolidated joint venture at the time of our investment.

(3)
Adjustment made to add our interest in real estate related depreciation and amortization of our unconsolidated joint ventures. Allocation of depreciation and amortization is consistent with allocation of income and loss.

FFO was $13,474 for the year ended December 31, 2005, which was an increase of $2,997, or 29%, over FFO in the comparable period in 2004, which was $10,477. The increase in FFO was due to improved operating results as a consequence of a strengthened economy; the benefits of asset acquisitions and investments in joint ventures since December 31, 2004; continued stabilization and maturation of the existing portfolio; an increase in business travel and aggressive attention to the average daily rate. Under the REIT Modernization Act (“RMA”), which became effective January 1, 2001, the Company is permitted to lease hotels to a wholly owned taxable REIT subsidiary (“TRS”) and may continue to qualify as a REIT provided the TRS enters into management agreements with an “eligible independent contractor” who will manage the hotels leased by the TRS.

FFO was negatively impacted by start up costs at hotels that were recently acquired and are still in the ramp up or stabilization phase. FFO was also negatively impacted by increases in our general and administrative expenses during the year ended December 31, 2005 reflecting the addition of management personnel and additional expenses incurred enhancing internal controls during the periods.

FFO was $10,477 for the year ended December 31, 2004, which was an increase of $3,944, or 60% over FFO in the comparable period in 2003, which was $6,553. The increase in FFO was due to improved operating results as a consequence of a strengthened economy; the benefits of asset acquisitions since December 31, 2003; the conversion of fixed and percentage leases with HHMLP to leases with our TRS since April 1, 2004; continued stabilization and maturation of the existing portfolio; an increase in business travel and aggressive attention to the average daily rate. The Company formed the TRS Lessee in 2003. As of December 31, 2004, the TRS leased 25 properties from the Partnership, and is subject to taxation as a c-corporation. During 2004, all of our fixed and percentage leases have either expired or been terminated, and the Company now records the hotel operating revenues and expenses directly on its books.

Critical Accounting Policies and Estimates (in thousands, except per share data)

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.

On an on-going basis, estimates are evaluated by us, including those related to carrying value of investments in hotel properties. Our estimates are based upon historical experience and on various other assumptions we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements:

Revenue Recognition

We directly recognize revenue and expense for all hotels leased through 44 New England as “Hotel Operating Revenue” and “Hotel Operating Expense” when earned and incurred.

Stock Compensation

We apply Statement of Financial Accounting Standards No. 123R, “Share-Based Payments” (SFAS 123R) whereby we measure the cost of employee service received in exchange for an award of equity instruments based on the grant -date fair value of the award. The cost is recognized over the period during which an employee is required to provide service in exchange for the award. We granted 71,000 shares of Stock Awards in the second quarter of 2005, at fair value of $9.60 per share vesting over four years. This resulted in $99 in compensation expense for the year ended December 31, 2005. There were no options issued during the year ended December 31, 2005. There were no shares or options issued in 2004 and 2003.

Allowance for Doubtful Accounts

Accounts receivable are charged to bad debt expense when they are determined to be uncollectible based upon a periodic review of the accounts by management. Accounting principles generally accepted in the United States of America require that the allowance method be used to recognize bad debts.

Derivatives

The Company’s objective in using derivatives is to add stability to interest expense and to manage its exposure to interest rate movements or other identified risks.  To accomplish this objective, the Company primarily uses interest rate swaps as part of its cash flow hedging strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts in exchange for fixed-rate payments over the life of the agreements without exchange of the underlying principal amount.  Interest rate caps designated as cash flow hedges limit the Company's exposure to increased cash payments due to increases in variable interest rates. During 2005, these derivatives were used to hedge the variable cash flows associated with existing variable-rate debt.

As of December 31, 2005, no derivatives were designated as fair value hedges or hedges of net investments in foreign operations. Additionally, the Company does not use derivatives for trading or speculative purposes and currently does not have any derivatives that are not designated as hedges.

Investment in Unconsolidated Joint Ventures

The equity method of accounting is used for joint ventures in which we have the ability to exercise significant influence. Under this method, the investment, originally recorded at cost, is adjusted to recognize our share of net earnings or losses of the affiliates as they occur rather then as dividends or other distributions are received, limited to the extent of our investment in, advances to and commitments for the investee.

Impairment of Long-Lived Assets

We review the carrying value of each hotel property in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144 to determine if circumstances exist indicating an impairment in the carrying value of the investment in the hotel property or if depreciation periods should be modified. Long-lived assets are reviewed for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. We perform undiscounted cash flow analyses to determine if an impairment exists. If an impairment is determined to exist, any related impairment loss is calculated based on fair value. Hotel properties held for sale are presented at the lower of carrying amount or fair value less cost to sell.

We would record an impairment charge if we believe an investment in hotel property has been impaired such that future undiscounted cash flows would not recover the book basis of the investment in the hotel property. Future adverse changes in market conditions or poor operating results of underlying investments could result in losses or an inability to recover the carrying value of the investments that may not be reflected in an investment’s carrying value, thereby possibly requiring an impairment charge in the future. We have reviewed each of our hotel properties at December 31, 2005 for impairment and, based on our estimate of each hotel’s future undiscounted cash flows, determined that no impairment existed at any of our hotels.

REIT Qualification Tests

We are subject to numerous operational and organizational requirements to maintain our REIT status. Based on tests performed by management for the years ended December 31, 1999 through December 31, 2005, we believe that we satisfied the requirements needed to maintain our REIT status. However, we are subject to audit and if the Internal Revenue Service determined that we failed one or more of these tests, we could lose our REIT status. If we did not qualify as a REIT, our income would become subject to federal and state income taxes, which would be substantial, and the resulting adverse effects on our results of operations, liquidity and amounts distributable to shareholders would be material.

Equity Offerings

In October, 2003, we completed an equity offering of 9,775,000 common shares. Net proceeds from the offering were $77,300 after deducting underwriting discounts, commissions, and offering expenses paid by us. Net proceeds were used to reduce debt; redeem limited partnership units; pay dividends and operating expenses; and fund acquisitions.

On September 24, 2004, we completed a public offering of 3,500,000 common shares at $9.37 per share. On September 30, 2004, the underwriter exercised its over-allotment option on these shares, and we issued an additional 400,000 common shares at $9.37 per share. Proceeds to the Company, net of underwriting discounts and commissions and expenses, were approximately $36,300. Immediately upon closing the offering, the Company contributed all of the net proceeds of the offering to the Partnership in exchange for additional Partnership interests. Of the net offering proceeds, approximately $5,000 was used to repay indebtedness. The remaining net proceeds have been principally allocated to fund secured development loans, acquisitions and for general corporate purposes.

On August 5, 2005, the Company completed a public offering of 2,400,000 of its 8.00% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest, liquidation preference $25.00 per share. Net proceeds of the offering, less expenses and underwriters commissions, were approximately $57,750. Proceeds from the offering were used to finance the acquisition of the Company’s interests in Mystic Partners, LLC and SB Partners, LLC. The remaining net proceeds have been principally allocated to fund secured development loans and for general corporate purposes.

On April 28, 2006, we completed a public offering of 6,520,000 common shares at $9.00 per share. On May 9, 2006, the underwriter exercised its over-allotment option with respect to that offering, and we issued an additional 977,500 common shares at $9.00 per share. Proceeds to us, net of underwriting discounts and commissions and expenses, were approximately $63,400. Immediately upon closing the offering, we contributed all of the net proceeds of the offering to the Partnership in exchange for additional Partnership interests. Of the net offering proceeds, approximately $30,000 was used to repay indebtedness and approximately $19,500 was used to fund property acquisitions.

On September 19, 2006, we completed a public offering of 3,775,000 common shares at $9.75 per share. On September 28, 2006, the underwriter exercised its over-allotment option with respect to that offering, and we issued an additional 566,250 common shares at $9.75 per share. Proceeds to us, net of underwriting discounts and commissions and expenses, were approximately $39,960. Immediately upon closing the offering, we contributed all of the net proceeds of the offering to the Partnership in exchange for additional Partnership interests. The net offering proceeds were used to repay indebtedness.

Distributions/Dividends

We have paid regular distributions on our common shares, and each of the 2005 and 2004 quarterly distributions was $0.18 per share. In addition, the operating partnership has paid regular distributions to the holders of units of limited partnership interest in the partnership in an amount of $0.18 per unit. There currently are no accruals for distributions not yet paid to the unitholders.

We have paid quarterly distributions of 8% on our Series A preferred shares each quarter since the issuance of the preferred shares on August 5, 2005.

Related Party Transactions

We have entered into a number of transactions and arrangements that involve related parties. For a description of the transactions and arrangements, please see Notes 3, 4, 5 and 6 to the financial statements.

Contractual Obligations and Commercial Commitments

The following table summarizes our contractual obligations and commitments to make future payments under contracts, such as debt and lease agreements, as of December 31, 2005.

(in thousands)
Contractual Obligations	Payments Due by Period
	2006	2007	2008	2009	2010	Thereafter
Long-Term Debt	$2,740	$5,674	$54,282	$36,153	$25,720	$131,577
Land Leases	$200	$200	$200	$200	$200	$29,722
Capital Leases (1)	$105	$105	$105	$105	$26	$-

(1)   This capital lease relates to an equipment lease for the Holiday Inn Express, Hartford, CT which is currently held for sale. The capital lease obligation is classified in Debt and Capital Lease Payable Related to Hotel Assets Held for Sale on the consolidated balance sheet, and in discontinued operations on the consolidated income statement.

The carrying value of the mortgages and notes payable and the line of credit approximates fair value since the interest rates approximate the interest rates currently offered for similar debt with similar maturities.

Inflation

Operators of hotels in general possess the ability to adjust room rates. However, competitive pressures may limit the hotel operator’s ability to raise room rates in the face of inflation.

Seasonality

Our hotels’ operations historically have been seasonal in nature, reflecting higher occupancy rates during the second and third quarters. This seasonality can be expected to cause fluctuations in our quarterly lease revenue to the extent that we receive percentage rent.

Recently Issued Accounting Standards

Investor’s Accounting for an Investment in a Limited Partnership When the Investor Is the Sole General Partner and the Limited Partners Have Certain Rights

In July of 2005, the Emerging Issues task Force (EITF) agreed on a framework for evaluating whether a general partner or a group of general partners controls a limited partnership and therefore should consolidate it. EITF Issue 04-5, “Investor’s Accounting for an Investment in a Limited Partnership When the Investor Is the Sole General Partner and the Limited Partners Have Certain Rights” (EITF 04-5), amends the guidance in AICPA Statement of Position No. 78-9, “Accounting for Investments in Real Estate Ventures” (SOP 78-9) and states that the presumption of general-partner control would be overcome only when the limited partners have either of two types of rights. The first type—referred to as “kick-out rights”—is the right to dissolve or liquidate the partnership or otherwise remove the general partner “without cause.” The second type—referred to as “participating rights”—is the right to effectively participate in significant decisions made in the ordinary course of the partnership’s business. The kick-out rights and the participating rights must be substantive in order to overcome the presumption of general-partner control. EITF 04-5’s guidance is effective immediately for all newly formed limited partnerships and for existing limited partnership agreements that are modified. The guidance will be effective for existing limited-partnership agreements that are modified no later than the beginning of the first reporting period in fiscal years beginning after December 15, 2005. The Company has adopted EITF 04-5 immediately for newly formed or modified partnerships on June 29, 2005 and adopted EITF 04-05 on January 1, 2006 for all existing partnerships. The Company does not expect the adoption of EITF 04-5 to have a material effect on its consolidated financial statements.